Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SITO Mobile, Ltd. (the “Company”) file herewith on Form S-3 of our report dated June 30, 2016, on our audit of the consolidated financial statements of the Company as of September 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report is included in the Company’s Annual Report on Form 10-K/A, and of our report dated June 17, 2016, on our audit of the consolidated financial statements of the Company as of December 31, 2015 and for the three month period ended December 31, 2015, which report is included in the Company’s Transition Annual Report on Form 10-K for the three month period ended December 31, 2015.

/s/ RBSM LLP

New York, NY

August 19, 2016